UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 16, 2008

MAGNETEK, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10233	95-3917584
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N49 W13650 Campbell Drive Menomonee Falls, WI		53051
(Address of Principal Executive Offices)		(Zip Code)

(262) 783-3500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 — Other Events.

As previously reported by Magnetek, Inc. (“Magnetek” or the “Company”), in April 1998, Ole K. Nilssen filed a lawsuit in the U.S. District Court for the Northern District of Illinois alleging infringement by Magnetek of seven of his patents pertaining to electronic ballast technology, and seeking unspecified damages and injunctive relief to preclude the Company from making, using or selling products allegedly infringing his patents.  The Company denied that its products infringed any valid patent and filed a response asserting affirmative defenses, as well as a counterclaim for a judicial declaration that its products do not infringe the patents asserted by Mr. Nilssen and also that the asserted patents are invalid.  In April 2003, Nilssen’s lawsuit and the counterclaims were dismissed with prejudice and both parties agreed to submit limited issues in dispute to binding arbitration before an arbitrator with a relevant technical background.  The arbitration occurred in November, 2004 and a decision awarding Nilssen $23,352,440 was issued on April 29, 2005.  Nilssen’s counsel filed a motion to enter the award in U.S. District Court for the Northern District of Illinois, and Magnetek filed a counter-motion to vacate the award for a number of reasons, including that the award was fraudulently obtained.

On April 16, 2008, the arbitration award was confirmed in a judgment entered by the United States District Court for the Northern District of Illinois.  That same judgment denied Magnetek’s petition to vacate the award.  The net amount due and unpaid on the award is $21,977,440. Magnetek intends to appeal the judgment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 18, 2008

MAGNETEK, INC.

/s/ David Reiland
By:	David Reiland
President and Chief Executive Officer